As filed with the Securities and Exchange Commission on March 8, 2013

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delta Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	91-2102350 (IRS Employer Identification No.)
Suite 604 – 700 West Pender Street, Vancouver, British Columbia, Canada (Address of Principal Executive Offices)	V6C 1G8 (Zip Code)

Delta Oil & Gas, Inc. 2013 Incentive Compensation Plan
(Full title of the plans)

National Registered Agents, Inc.
1638 Pennsylvania St., Denver, CO 80203
(Name and address of agent for service)

888-967-5799
(Telephone number, including area code, of agent for service)
______________

With copies to:

Jeffrey J. LaValle
Quarles & Brady LLP
411 East Wisconsin Avenue, Suite 2350
Milwaukee, Wisconsin 53202-4497
(414) 277-5000
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                                 Accelerated filer                    ☐
Non-accelerated filer   ☐ (Do not check if a smaller reporting company)                                             Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee

Common Stock issuable under 2013 Incentive Compensation Plan	2,000,000 (2)	$0.05(3)	$100,000(3)	$13.64(3)

_________________

(1)	Any additional shares of common stock to be issued as a result of stock splits, stock dividends, or similar transactions shall be covered by this registration statement as provided in Rule 416.

(2)	Represents an aggregate of 2,000,000 shares of common stock reserved for issuance, and issuable pursuant to the Delta Oil & Gas, Inc. 2013 Incentive Compensation Plan (the“ Plan”).

(3)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the bid and ask price of the Registrant’s Common Stock on the OTC Bulletin Board on March 5, 2013.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 is to register a total of 2,000,000 shares of common stock, $0.001 par value per share, of Delta Oil & Gas, Inc., a Colorado corporation (the “Registrant,” “we” or “us”) issuable under the Delta Oil & Gas, Inc. 2013 Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this registration statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

This registration statement incorporates by reference the documents listed below that we have previously filed with the Commission.  They contain important information about us and our financial condition.

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by the Form 10-K/A filed on September 13, 2012;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	The Registrant's Current Report on Form 8-K filed with the Commission on May 29, 2012; and

•	The description of Registrant’s common stock contained in its Current Report on Form 8-K filed with the Commission on March 6, 2013, and any further amendment or report updating that description.

In addition, all documents filed by us with the Commission subsequent to the filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act, or the Act, provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distribution), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Registrant’s Articles of Incorporation do not contain a provision eliminating liability as permitted by the statute.

Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person who was wholly successful, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the proceeding unless such indemnity is limited by the corporation’s articles of incorporation. Registrant’s Articles of Incorporation provide for such indemnification and do not contain any such limitation.

Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred with respect to a proceeding if the person's conduct was in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests and, in the case of any criminal proceeding, the person had no reasonable cause to believe that his conduct was unlawful. Registrant’s Articles of Incorporation and its Bylaws provide for such indemnification, and provide that to the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of such proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Furthermore, under Section 7-109-102 of the Act, a Colorado corporation may not indemnify a director in connection with any proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit. Any indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such proceeding. Registrant's Articles of Incorporation and its Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation or procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent) against expenses (including attorney fees) actually and reasonably  incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, but no indemnification shall be made in respect to any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper. Registrant’s Articles of Incorporation and its Bylaws provide that to the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of such action or suit, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 7-109-106 of the Act provides that a Colorado corporation may not indemnify a director under Section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 7-109-102.  Registrant's Articles of Incorporation and Bylaws provide that any permissive indemnification as described above shall be made by the Registrant only as authorized in the specific case upon a determination (as provided therein) that indemnification of the officer, director and employee or agent is proper in the circumstances because he has met the applicable standard of conduct described above.

Section 7-109-105 of the Act provides that unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, an officer is entitled to mandatory indemnification under Section 7-109-103, and is entitled to apply for court-ordered indemnification under Section 7-109-105, in each case to the same extent as a director; a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director; and  a Colorado corporation may indemnify an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Registrant’s Articles of Incorporation and Bylaws provide for indemnification of officers, employees and agents of the Registrant to the same extent as its directors.

Under Section 7-109-108 of the Act, a Colorado corporation may purchase and maintain insurance on behalf of directors, officers, employees, fiduciaries, or agents of the corporation against liability asserted against or incurred by the person in that capacity or arising from the person's status as such, whether or not the corporation would have power to indemnify the person against the same liability under Section 7-109-102, 7-109-103, or 7-109-107. Registrant's Articles of Incorporation and Bylaws provide for such power to purchase and maintain insurance.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 9.    Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

*           *           *

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*           *           *

(h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on March  8, 2013.

Delta Oil & Gas, Inc.
(Registrant)

By: /s/   CHRISTOPHER PATON-GAY
   Christopher Paton-Gay
   Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Bolen and Kulwant Sandher and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
____________________

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Title	Date

/s/ Christopher Paton-Gay	Chief Executive Officer (Principal Executive Officer) and Director	March 8, 2013
Christopher Paton-Gay

/s/ Douglas Bolen	President and Director	March 8, 2013
Douglas Bolen

/s/ Kulwant Sandher	Chief Financial Officer and Director (Principal Financial Officer & Principal Accounting Officer)	March 8, 2013
Kulwant Sandher

Delta Oil & Gas, Inc.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith

4.1	Articles of Incorporation of Delta Oil & Gas, Inc.	Exhibit 3 to Registrant's Registration Statement on Form SB-2 filed on February 13, 2002

4.2	Articles of Amendment to the Articles of Incorporation of Delta Oil & Gas, Inc.	Exhibit 3.1 to Registrant's Current Report on Form 8-K dated October 21, 2009

4.3	Bylaws of Delta Oil & Gas, Inc., as amended and restated March 8, 2010	Exhibit 3.4 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 21, 2009

4.4	Delta Oil & Gas, Inc. 2013 Incentive Compensation Plan	Exhibit 10.1 to Registrant's Current Report on Form 8-K dated March 1, 2013

5.1	Opinion of Quarles & Brady LLP		X

23.1	Consent of Mark Bailey & Company, Ltd.		X

23.4	Consent of Quarles & Brady LLP		Included in Exhibit 5.1

24.1	Powers of Attorney		See signature page.